Exhibit 1.1

ILLINOIS TOOL WORKS INC.

€600,000,000

0.250% Notes due 2024

€500,000,000

0.625% Notes due 2027

€500,000,000

1.000% Notes due 2031

UNDERWRITING AGREEMENT

May 29, 2019

Underwriting Agreement

May 29, 2019

CITIGROUP GLOBAL MARKETS LIMITED

J.P. MORGAN SECURITIES PLC

BARCLAYS BANK PLC

COMMERZBANK AKTIENGESELLSCHAFT

HSBC BANK PLC

SOCIÉTÉ GÉNÉRALE

DANSKE BANK A/S

GOLDMAN SACHS & CO. LLC

ING BANK N.V., BELGIAN BRANCH

MIZUHO INTERNATIONAL PLC

WELLS FARGO SECURITIES, LLC

ANZ SECURITIES, INC.

BANK OF MONTREAL, LONDON BRANCH

LOOP CAPITAL MARKETS LLC

U.S. BANCORP INVESTMENTS, INC.

c/o Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

c/o J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Ladies and Gentlemen:

Introductory. Illinois Tool Works Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule A (the “Underwriters”), acting severally and not jointly, the respective amounts set forth in such Schedule A of (i) €600,000,000 aggregate principal amount of the Company’s 0.250% Notes due 2024 (the “2024 Notes”); (ii) €500,000,000 aggregate principal amount of the Company’s 0.625% Notes due 2027 (the “2027 Notes”); and (iii) €500,000,000 aggregate principal amount of the Company’s 1.000% Notes due 2031 (the “2031 Notes” and, together with the 2024 Notes and the 2027 Notes, the “Notes”). Citigroup Global Markets Limited and J.P. Morgan Securities plc have agreed herein to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture, dated as of November 1, 1986, as amended by a First Supplemental Indenture, dated as of May 1, 1990 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”). Certain terms of the Notes will be established by an Officers’ Certificate pursuant to Section 2.01 of the Base Indenture (together with the Base Indenture, the “Indenture”). In connection with the issuance of the Notes, the Company will enter into a paying agency agreement (the “Paying Agency Agreement”), to be dated as of the Closing Date (as defined in Section 2 below), among the Company and The Bank of New York Mellon, London Branch, as London Paying Agent.

The Notes will be issued in book-entry form and deposited with a common depositary or its nominee (the “Depositary”) on behalf of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

The Company has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-219695), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of debt securities, including the Notes, and other securities of the Company under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the offering thereof from time to time in accordance with Rule 415 under the Securities Act. Such registration statement, including the financial statements, exhibits and schedules thereto, in the form in which it became effective under the Securities Act, including any required information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, is called the “Registration Statement.” The term “Prospectus” shall mean the final prospectus supplement relating to the Notes, together with the Base Prospectus, that is first filed pursuant to Rule 424(b) after the date and time that this Agreement is executed (the “Execution Time”) by the parties hereto. The term “Preliminary Prospectus” shall mean any preliminary prospectus supplement relating to the Notes, together with the Base Prospectus, that is filed with the Commission pursuant to Rule 424(b). Any reference herein to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents that are or are deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act prior to 6:15 p.m. London time on May 29, 2019 (the “Initial Sale Time”). All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus, or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, prior to the Initial Sale Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to include the filing of any document under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, after the Initial Sale Time.

The Company hereby confirms its agreements with the Underwriters as follows:

SECTION 1. Representations and Warranties of the Company.

The Company hereby represents, warrants and covenants to each Underwriter as of the date hereof, as of the Initial Sale Time and as of the Closing Date (in each case, a “Representation Date”), as follows:

a) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Securities Act. The Registration Statement, including any amendments thereto filed prior to the Initial Sale Time, has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best of the Company’s knowledge, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at each Representation Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act and the Trust Indenture Act, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus and at the Closing Date, neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by any of the Underwriters through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

Each Preliminary Prospectus and the Prospectus, at the time each was filed with the Commission, complied in all material respects with the Securities Act, and the Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Notes will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

b) Disclosure Package. The term “Disclosure Package” shall mean (i) the Preliminary Prospectus dated May 29, 2019, (ii) the issuer free writing prospectuses as defined in Rule 433 of the Securities Act (each, an “Issuer Free Writing Prospectus”), if any, identified in Annex I hereto and (iii) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package. As of the Initial Sale Time, the Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

c) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus (i) at the time they were or hereafter are filed with the Commission, or as amended prior to the Initial Sale Time, complied or will comply in all material respects with the requirements of the Exchange Act and (ii) when read together with the other information in the Disclosure Package, at the Initial Sale Time, and when read together with the other information in the Prospectus, at the date of the Prospectus and at the Closing Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

d) Company is a Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the Execution Time, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

e) Company is not an Ineligible Issuer. (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405 of the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.

f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offering of Notes under this Agreement or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

g) Distribution of Offering Material By the Company. The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, the Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and included in Annex I hereto or any electronic road show or other written communications reviewed and consented to by the Representatives and listed on Annex II hereto (each a, “Company Additional Written Communication”). Each such Company Additional Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Company Additional Written Communications based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

h) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

i) Authorization of the Indenture and the Paying Agency Agreement. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”). Each of the Indenture and the Paying Agency Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except, in each case, as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

j) Authorization of the Notes. The Notes to be purchased by the Underwriters from the Company are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

k) Description of the Notes and the Indenture. The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Prospectus.

l) Accuracy of Statements. The statements in each of the Disclosure Package and the Prospectus under the captions “Description of Notes” and “U.S. Federal Income Tax Consequences to Non-U.S. Holders,” in each case insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

m) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change in (A) the condition, financial or otherwise, or in the earnings, business affairs or prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business or (B) the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement, the Indenture, the Paying Agency Agreement and the Notes (such matters described in clause (i), collectively, a “Material Adverse Change”), (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, that are material with respect to the Company and its subsidiaries considered as one enterprise, and (iii) except for the regular quarterly dividend declared on May 3, 2019 on the common stock, par value $.01 per share, of the Company (the “Common Stock”), there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

n) Independent Accountants. Deloitte & Touche LLP, who have expressed their opinion with respect to the Company’s audited financial statements for the fiscal years ended December 31, 2018, 2017 and 2016 incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus, are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board (United States).

o) Financial Statements. The financial statements, together with the related schedules and notes, included and incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of income, changes in stockholders’ equity, comprehensive income and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements comply as to form with the requirements of the Securities Act and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise stated therein or in the Preliminary Prospectus or the Prospectus. No other financial statements are required to be included in the Registration Statement. The supporting schedules, if any, included and incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly in accordance with GAAP the information required to be stated therein. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

p) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Change.

q) Subsidiaries. No subsidiary of the Company individually had (i) total assets, excluding cash and intercompany accounts, that comprised more than three percent (3%) of the total assets of the Company and its subsidiaries consolidated as of December 31, 2018 or March 31, 2019, or (ii) operating revenues (including operating revenues from discontinued operations), excluding intercompany revenues, that comprised more than eight percent (8%) of the total revenues of the Company and its subsidiaries consolidated for the year ended December 31, 2018 or the quarter ended March 31, 2019.

r) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Prospectus (except for (A) subsequent issuances, if any, pursuant to reservations, agreements, employee benefit plans referred to in the Disclosure Package and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Disclosure Package and the Prospectus or (B) subsequent repurchases under the Company’s stock repurchase program referred to in the Disclosure Package and the Prospectus). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

s) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, or similar organizational documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”) except for such defaults that would not reasonably be expected to result in a Material Adverse Change; and the execution, delivery and performance of this Agreement, the Indenture, the Paying Agency Agreement, the Notes and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the consummation of the transactions contemplated hereby or thereby or by the Disclosure Package and the Prospectus (including the issuance and sale of the Notes and the use of the proceeds from the sale of the Notes as described in the Disclosure Package and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments, except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, nor will such action result in any violation of (A) the provisions of the charter or by-laws, or similar organizational documents, of the Company or any of its subsidiaries or (B) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations, except with respect to clause (B), any such violation as would not reasonably be expected to result in a Material Adverse Change. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

t) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries that would reasonably be expected to result in a Material Adverse Change, or that might materially and adversely affect the consummation of the transactions contemplated by this Agreement, the Indenture, the Paying Agency Agreement or the Notes or the performance by the Company of its obligations hereunder or thereunder.

u) Absence of Manipulation. Neither the Company nor any controlled affiliate of the Company has taken, nor will the Company or any controlled affiliate take, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

v) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

w) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Notes hereunder or the consummation of the transactions contemplated by this Agreement, the Indenture, the Paying Agency Agreement and the Notes, except (A) such registration obtained or made by the Company and in full force and effect under the Securities Act, (B) the registration or qualification under applicable securities or “Blue Sky” laws of the various states and (C) such as have already been obtained.

x) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Change.

y) Environmental Laws. Except as set forth in the Disclosure Package and the Prospectus or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

z) Investment Company Act. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”). The Company is not, and after receipt of payment for the Notes and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act.

aa) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries or any affiliate of the Company or any of its subsidiaries has directly or indirectly (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act of 1977) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Foreign Corrupt Practices Act of 1977), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company, its subsidiaries and, to the knowledge of the Company, its affiliates, have conducted their business in all material respects in accordance with, and the Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with, all applicable anti-bribery and anti-corruption laws.

bb) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

cc) No Conflict with Sanctions Laws. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee or affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, the United Kingdom, Her Majesty’s Treasury (“HMT”), or other sanctions authority to which the Company and its subsidiaries are subject (collectively, “Sanctions” and any such authority, “Applicable Sanctions Authority”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of comprehensive Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, in violation of applicable Sanctions, (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a Sanctioned Country. The Company has disclosed to the Applicable Sanctions Authority all known dealings or transactions by the Company or any subsidiary within the past 5 years with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, and, other than fines or penalties previously disclosed to the Representatives and as publicly disclosed by OFAC, no fines or penalties have arisen as a result of such disclosures and the Company has no reason to believe that any such fines or penalties will arise. The representations and warranties in this clause (cc) shall be given in favor of Commerzbank Aktiengesellschaft only insofar as they would not lead to and/or result in a breach of article 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any other applicable European or German regulation.

dd) Maintenance of Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-14 and 15d-14 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, particularly during the periods in which the filings made by the Company with the Commission which it may make under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Company’s most recent annual report filed with the Commission and (iii) are effective to perform the functions for which they were established.

ee) Internal Controls and Procedures. The Company maintains a system of internal accounting controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the

Disclosure Package and the Prospectus has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness or significant deficiencies in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ff) Accuracy of Exhibits. There are no franchises, contracts or documents which are required to be described in the Registration Statement, the Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

gg) Cybersecurity. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for the operation of the business of the Company and its subsidiaries as currently conducted. To the knowledge of the Company, the IT Systems are free and clear of all malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, operation and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

Any certificate signed by an officer of the Company and delivered to the Representatives or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.

a) The Notes. The Company agrees to issue and sell to the several Underwriters, severally and not jointly, all of the Notes upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Underwriters agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth opposite their names on Schedule A, at a purchase price of 99.362% of the principal amount thereof in the case of the 2024 Notes, 98.943% of the principal amount thereof in the case of the 2027 Notes and 98.532% of the principal amount thereof in the case of the 2031 Notes, in each case, payable on the Closing Date.

b) The Closing Date. Delivery of certificates for the Notes in global form to be purchased by the Underwriters and payment therefor shall be made at the offices of Winston & Strawn LLP at 35 W. Wacker Drive, Chicago, Illinois 60601 (or such other place as may be agreed to by the Company and the Representatives), at 10:00 a.m. London time on June 5, 2019, or such other time and date as the Underwriters and the Company shall mutually agree (the time and date of such closing are called the “Closing Date”).

c) Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Execution Time as the Representatives, in their sole judgment, have determined is advisable and practicable.

d) Payment for the Notes. Payment for the Notes shall be made at the Closing Date by wire transfer of immediately available funds to the order of the Company.

It is understood that the Representatives have been authorized, for their own accounts and for the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment of the purchase price for, the Notes that the Underwriters have agreed to purchase. The Representatives may (but shall not be obligated to) make payment for any Notes to be purchased by any Underwriter whose funds shall not have been received by the Representatives by the Closing Date for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

e) Delivery of the Notes. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters certificates for the Notes at the Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. Delivery of the Notes will be made through the facilities of the Depositary unless the Representatives otherwise instruct. The certificates for the Notes shall be in such denominations and registered in such names and denominations as the Representatives shall have requested at least two full business days prior to the Closing Date and shall be made available for inspection on the business day preceding the Closing Date at a location in London, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriters.

SECTION 3. Covenants of the Company.

The Company covenants and agrees with each Underwriter as follows:

a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B of the Securities Act, and will promptly notify the Representatives, and confirm the notice in writing, of (i) the effectiveness during the Prospectus Delivery Period (as defined below)

of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Preliminary Prospectus or the Prospectus, (ii) the receipt of any comments from the Commission during the Prospectus Delivery Period, (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Preliminary Prospectus or the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as it deems necessary to ascertain promptly whether each of the Preliminary Prospectus and the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such document. The Company will use its reasonable best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

b) Filing of Amendments. During such period beginning on the date of this Agreement and ending on the later of the Closing Date or such date as, in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales of the Notes by an Underwriter or dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act (the “Prospectus Delivery Period”), the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement, or any amendment, supplement or revision to the Disclosure Package or the Prospectus, whether pursuant to the Securities Act, the Exchange Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The Registration Statement and each amendment thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

d) Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act. The Company will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Prospectus as such Underwriter may reasonably request. The Preliminary Prospectus and the Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

e) Continued Compliance with Securities Laws. The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus. If at any time during the Prospectus Delivery Period, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Disclosure Package or the Prospectus in order that the Disclosure Package or the Prospectus, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Initial Sale Time or at the time it is delivered or conveyed to a purchaser, not misleading, or if it shall be necessary, in the opinion of either such counsel, at any such time to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus in order to comply with the requirements of any law, the Company will (1) notify the Representatives of any such event, development or condition and (2) promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Disclosure Package or the Prospectus comply with such law, and the Company will furnish to the Underwriters, without charge, such number of copies of such amendment or supplement as the Underwriters may reasonably request.

f) Blue Sky Compliance. The Company shall cooperate with the Representatives and counsel for the Underwriters to qualify or register the Notes for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Company shall not be required to qualify to transact business or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign business. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

g) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus.

h) Depositary. The Company will cooperate with the Underwriters and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

i) Periodic Reporting Obligations. During the Prospectus Delivery Period, the Company shall file, on a timely basis, with the Commission and the New York Stock Exchange (the “NYSE”) all reports and documents required to be filed under the Exchange Act.

j) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the Closing Date, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the Notes or securities exchangeable for or convertible into debt securities similar to the Notes (other than as contemplated by this Agreement with respect to the Notes).

k) Final Term Sheet. The Company will prepare a final term sheet containing only a description of the Notes, in a form approved by the Underwriters and attached as Exhibit B hereto, and will file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such rule (such term sheet, the “Final Term Sheet”). Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

l) Permitted Free Writing Prospectuses. The Company represents that it has not made, and agrees that, unless it obtains the prior written consent of the Representatives, it will not make, any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Securities Act; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of any Issuer Free Writing Prospectuses included in Annex I to this Agreement. Any such free writing prospectus consented to or deemed to be consented to by the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping. The Company consents to the use by any Underwriter of a free writing prospectus that (a) is not an “issuer free writing prospectus” as defined in Rule 433, and (b) contains only (i) information describing the preliminary terms of the Notes or their offering, (ii) information permitted by Rule 134 under the Securities Act or (iii) information that describes the final terms of the Notes or their offering and that is included in the Final Term Sheet of the Company contemplated in Section 3(k).

m) Registration Statement Renewal Deadline. If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Notes remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Notes, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Notes, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired registration statement relating to the Notes. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

n) Notice of Inability to Use Automatic Shelf Registration Statement Form. If at any time during the Prospectus Delivery Period, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Notes, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

o) Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Notes within the time required by and in accordance with Rule 456(b)(1) and 457(r) of the Securities Act.

p) Compliance with Sarbanes-Oxley Act. The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

q) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes.

r) Listing. The Company will use commercially reasonable efforts to list the Notes on the NYSE.

The Representatives, on behalf of the several Underwriters, may, in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. (a) The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes, (iii) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors to the Company, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), each Issuer Free Writing Prospectus, the Preliminary Prospectus and the Prospectus, and all amendments and supplements thereto, and this Agreement, the Indenture, the Paying Agency Agreement and the Notes, (v) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the state securities or blue sky laws, and, if requested by the Representatives, preparing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Underwriters of such qualifications, registrations and exemptions, (vi) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review, if any, by the U.S. Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the Notes, (vii) the fees and expenses of the Trustee and any paying agent, including the reasonable fees and disbursements of counsel for the Trustee and paying agent in connection with the Indenture and the Notes, (viii) any fees payable in connection with the rating of the Notes with the ratings agencies, (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Notes by the Depositary for “book-entry” transfer, (x) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement; (xi) all fees and expenses related to listing of the Notes on the NYSE; (xii) costs and expenses of NetRoadshow for hosting an electronic road show; and (xiii) all other fees, costs and expenses incurred in connection with the performance of its obligations hereunder for which provision is not otherwise made in this Section. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

(b) Each Underwriter agrees to pay the portion of the Underwriters’ collective expenses related to the offering of the Notes represented by such Underwriter’s pro rata share (based on the proportion that the aggregate principal amount of Notes set forth opposite each Underwriter’s name in Schedule A bears to the aggregate principal amount of Notes set forth opposite the names of all Underwriters in Schedule A) of the Notes (with respect to each Underwriters, the “Pro Rata Expenses”). Notwithstanding anything contained in the International Capital Market Association Primary Market Handbook, each Underwriter hereby agrees that J.P. Morgan Securities plc may allocate the Pro Rata Expenses to the account of such Underwriter for settlement of accounts (including payment of such Underwriter’s fees by J.P. Morgan Securities plc) as soon as practicable but in any case no later than 90 days following the Closing Date.

SECTION 5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof, as of the Initial Sale Time, and as of the Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

a) Compliance with Registration Requirements. The Preliminary Prospectus and the Prospectus shall have been filed with the Commission in accordance with Rule 424(b) (or any required post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A); the Final Term Sheet, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings under such Rule 433; and no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, shall have been issued under the Securities Act and no proceedings for that purpose shall have been instituted or be pending or threatened by the Commission, any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters; and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form.

b) Accountants’ Comfort Letter. On the date hereof, the Representatives shall have received from Deloitte & Touche LLP, independent registered public accountants for the Company, a letter dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representatives with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement, the Preliminary Prospectus and the Prospectus. Such letter shall reflect that Deloitte & Touche LLP carried out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter. Such procedures shall be performed as of a date no more than three business days prior to the date hereof; and include reading the minutes of the meetings of the stockholders, Board of

Directors and Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors of the Company, to the extent prepared; and making inquiries to certain officials of the Company who have responsibility for financial and accounting matters of the Company with respect to transactions and events subsequent to March 31, 2019, as to whether there is, (i) any change in the capital stock, increase in long-term debt, or any decreases in consolidated net current assets or stockholders’ equity as compared with amounts shown on the March 31, 2019 unaudited condensed consolidated statement of financial position or (ii) any decreases, in consolidated operating revenues, operating income, or in the total or per share amounts of net income as compared with the corresponding period in the preceding year, except in all instances for changes, increases or decreases that the Registration Statement, Preliminary Prospectus or Prospectus, as applicable, discloses have occurred or may occur.

c) Bring-down Comfort Letter. On the Closing Date, the Representatives shall have received from Deloitte & Touche LLP, independent registered public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (b) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

d) No Objection. If the Registration Statement and/or the offering of the Notes has been filed with FINRA for review, FINRA shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

e) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Representatives there shall not have occurred any Material Adverse Change;

(ii) there shall not have been any change or decrease specified in the letter or letters referred to in paragraph (c) of this Section 5 which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Prospectus; and

(iii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act.

f) Opinion of Counsel for the Company. On the Closing Date, the Representatives shall have received the favorable opinion of (i) Drinker Biddle & Reath LLP, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit A-1 and (ii) Janet Love, Chief Governance Counsel & Assistant Secretary of the Company, dated as of such Closing Date, the form of which is attached as Exhibit A-2.

g) Opinion of Counsel for the Underwriters. On the Closing Date, the Representatives shall have received the favorable opinion of (i) Winston & Strawn LLP, counsel for the Underwriters, dated as of such Closing Date and (ii) Davis Polk & Wardwell LLP, special counsel for the Underwriters, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Underwriters.

h) Officers’ Certificate. On the Closing Date, the Representatives shall have received a written certificate executed by the Chairman of the Board or the Chief Executive Officer or a Senior Vice President or Vice Chairman of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of such Closing Date, to the effect that:

(i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission;

(ii) the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form;

(iii) the representations, warranties and covenants of the Company set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iv) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

i) Paying Agency Agreement. The Underwriters shall have received an executed copy of the Paying Agency Agreement.

j) NYSE Listing. Application shall have been made to list the Notes on the NYSE for the trading on such exchange and, in connection therewith, the Company shall have caused to be prepared and submitted to the NYSE a listing application with respect to the Notes.

k) Additional Documents. On or before the Closing Date, the Representatives and counsel for the Underwriters shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8, 9, 17 and 18 shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Representatives pursuant to Section 5, 11(i) (only with respect to the Company’s securities) or 11(iv), or if the sale to the Underwriters of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Representatives and the other Underwriters (or such Underwriters as have terminated this Agreement with respect to themselves), severally, upon demand for all reasonably documented out-of-pocket expenses that shall have been reasonably incurred by the Representatives and the Underwriters in connection with the proposed purchase and the offering and sale of the Notes, including but not limited to fees and disbursements of Winston & Strawn LLP and Davis Polk & Wardwell LLP, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Effectiveness of this Agreement. This Agreement shall not become effective until the execution of this Agreement by the parties hereto.

SECTION 8. Indemnification.

(a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its directors, officers, employees and affiliates, and each person, if any, who controls any Underwriter within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such director, officer, employee, affiliate or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Underwriter and each such director, officer, employee, affiliate and controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Underwriter or such director, officer, employee, affiliate or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement, any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company, its Directors and Officers. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement, any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) are the statements set forth (i) the last paragraph on the cover page regarding delivery of the Notes and (ii) under the heading “Underwriting” (A) the sentences related to concessions and reallowances and (B) the paragraph related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Prospectus and the Prospectus. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not materially prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, such indemnified party shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless: (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party; (ii) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the indemnified party; or (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party or any affiliate of the indemnifying party, and such indemnified party shall have reasonably concluded that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or such affiliate of the indemnifying party or (y) a conflict may exist between such indemnified party and the indemnifying party or such affiliate of the indemnifying party (it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to a single firm of local counsel) for all such indemnified parties, which firm shall be designated in writing by the Representatives and that all such reasonable fees and expenses shall be reimbursed as they are incurred). Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence, in which case the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, and the total underwriting discount received by the Underwriters, in each case as set forth on the front cover page of the Prospectus bear to the aggregate initial public offering price of the Notes as set forth on such cover. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Notes underwritten by it and distributed to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective underwriting commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer, employee, affiliate and agent of an Underwriter and each person, if any, who controls an Underwriter within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

SECTION 10. Default of One or More of the Several Underwriters. If, on the Closing Date, any one or more of the several Underwriters shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes, which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportion to the aggregate principal amounts of such Notes set forth opposite their respective names on Schedule A bears to the aggregate principal amount of such Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Underwriters, to purchase such Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date. If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase such Notes and the aggregate principal amount of such Notes with respect to which such default occurs exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8, 9, 17 and 18 shall at all times be effective and shall survive such termination. In any such case, either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 10. Any action taken under this Section 10 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 11. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Representatives by notice given to the Company if at any time (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or the NYSE, or trading in securities generally on the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or FINRA; (ii) a general banking moratorium shall have been declared by any of federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity involving the United States, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Representatives is material and adverse and makes it impracticable or inadvisable to market the Notes in the manner and on the terms described in the Disclosure Package or the Prospectus or to enforce contracts for the sale of securities; (iv) in the judgment of the Representatives there shall have occurred any Material Adverse Change; or (v) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services. Any termination pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Sections 4 and 6 hereof, and provided further that Sections 4, 6, 8, 9, 17 and 18 shall survive such termination and remain in full force and effect.

SECTION 12. No Fiduciary Duty. The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several

Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Underwriters with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Underwriters with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 13. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Underwriters set forth in or made pursuant to this Agreement (i) will remain operative and in full force and effect, regardless of any (A) investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the officers or employees of any Underwriter, or any person controlling the Underwriter, the Company, the officers or employees of the Company, or any person controlling the Company, as the case may be or (B) acceptance of the Notes and payment for them hereunder and (ii) will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.

SECTION 14. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Facsimile: +44-20-7986-1927

Attention: Syndicate Desk

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Facsimile: +44-20-3493-0682

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Facsimile: +44-20-7516-7548

Attention: Debt Syndicate

Commerzbank Aktiengesellschaft

Kaiserstraße 16 (Kaiserplatz)

60311 Frankfurt am Main

Federal Republic of Germany

Facsimile: +49-68-136-85719

Attention: Group Legal Debt Securities

HSBC Bank plc

8 Canada Square

London E14 5HQ, United Kingdom

Facsimile: +44 (0) 20 7992 4973

Attention: Transaction Management Group

Société Générale

10 Bishops Square

London E1 6EG

United Kingdom

Fax: +4420 7702 0283

Attention: Syndicate Desk GLFI/SYN/CAP/BOND

If to the Company:

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, IL 60025

Facsimile: 847-657-4800

Attention: David Livingston, Vice President Business Development & Treasury

with a copy to the Corporate Secretary

with a copy to:

Drinker Biddle & Reath LLP

191 N. Wacker Drive, Suite 3700

Chicago, IL 60606

Facsimile: (312) 569-3133

Attention: Kimberly K. Rubel

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 15. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Underwriters pursuant to Section 10 hereof, and to the benefit of the directors, officers, employees, affiliates, agents and controlling persons referred to in Sections 8 and 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Underwriters merely by reason of such purchase.

SECTION 16. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 17. Governing Law Provision. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE

SECTION 18. Consent to Jurisdiction; Waiver of Jury Trial. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 19. Judgment Currency. The Company agrees to indemnify each Underwriter against any loss incurred by such Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Underwriter is able to purchase United States dollars on the business day following actual receipt by such

Underwriter of any sum adjudged or ordered to be so due in the Judgment Currency with the amount of the Judgment Currency actually received by such Underwriter. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with purchase or, or conversion into, the relevant currency.

SECTION 20. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, its subsidiaries and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

SECTION 21. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

SECTION 22. Representatives. Any action by the Underwriters hereunder may be taken by Citigroup Global Markets Limited and J.P. Morgan Securities plc on behalf of the Underwriters, and any such action taken by Citigroup Global Markets Limited and J.P. Morgan Securities plc shall be binding upon the Underwriters. The execution of this Agreement by each Underwriter constitutes agreement to, and acceptance of, this Section 22.

SECTION 23. Agreement Among Underwriters. The execution of this Agreement by each Underwriter constitutes the acceptance of each Underwriter of the ICMA Agreement Among Managers New York Law Version 1. References to the “Managers” shall be deemed to refer to the Underwriters. References to the “Lead Manager” shall be deemed to refer to each of the Representatives and references to “Settlement Lead Manager” shall be deemed to refer to J.P. Morgan Securities plc. As applicable to the Underwriters, Clause 3 of the ICMA Agreement Among Managers Version 1/New York Schedule shall be deemed to be deleted in its entirety and replaced with Section 9 of this Agreement.

SECTION 24. Patriot Act Acknowledgment. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

SECTION 25. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 26. Contractual Recognition of Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding among any Underwriter, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of an Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of such Underwriter or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; and

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

b) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

The Company acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding among any Underwriter and the Company relating to the subject matter of this Agreement.

The terms which follow, when used in this Section 26, shall have the meanings indicated.

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriter.

SECTION 27. Co-Manufacturer Agreement. Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, each of the Representatives (each, a “Manufacturer” and together, the “Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Disclosure Package and the Prospectus in connection with the Notes. The Company and each of the Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturers and the related information set out in the Disclosure Package and the Prospectus in connection with the Notes.

SECTION 28. Stabilization. The Company hereby authorizes J.P. Morgan Securities plc as the “Stabilizing Manager” to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by the Market Abuse Regulation (Regulation 596/2014) of the Commission of the European Communities. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company and any loss resulting from overallotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Nothing contained in this paragraph shall be construed so as to require the Company to issue in excess of the aggregate principal amount of Securities specified in Schedule I hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives. The Stabilizing Manager is hereby appointed to act as central point responsible for the public disclosure requirements referred to in paragraphs 1, 2 and 3 of Article 6 of the Commission Delegated Regulation (EU) No. 2016/1052, and for handling any request from any of the competent authorities referred to in paragraph 4 therein.

SECTION 29. Contractual Recognition of European Union Blocking Statute. Each Underwriter agrees and confirms that it is not entitled to the benefit of the representation and warranty contained in Section 1(cc) hereof, insofar as it would result in a breach and/or violation of, or conflict with, Council Regulation (EC) No. 2271/96.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 8 and the contribution provisions of Section 9, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 8 and 9 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Registration Statement, the Disclosure Package and the Prospectus (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

ILLINOIS TOOL WORKS INC.

By:	/s/ Michael M. Larsen
Name:	Michael M. Larsen
Title:	Senior Vice President and Chief Financial Officer

By:	/s/ David Livingston
Name:	David Livingston
Title:	Vice President Business Development and Treasury

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriters as of the date first above written.

CITIGROUP GLOBAL MARKETS LIMITED

J.P. MORGAN SECURITIES PLC BARCLAYS BANK PLC

COMMERZBANK AKTIENGESELLSCHAFT

HSBC BANK PLC SOCIÉTÉ GÉNÉRALE

DANSKE BANK A/S

GOLDMAN SACHS & CO. LLC

ING BANK N.V., BELGIAN BRANCH

MIZUHO INTERNATIONAL PLC

WELLS FARGO SECURITIES, LLC

ANZ SECURITIES, INC.

BANK OF MONTREAL, LONDON BRANCH

LOOP CAPITAL MARKETS LLC

U.S. BANCORP INVESTMENTS, INC.

By: CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Simi Alabi
Name: Simi Alabi
Title: Designated Signatory

By: J.P. MORGAN SECURITIES PLC

By:	/s/ Selma Adhikary
Name: Selma Adhikary
Title: MD

By: BARCLAYS BANK PLC

By:	/s/ Simon Allison
Name: Simon Allison
Title: Authorized Signatory

By: COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ Behringer Gerhardt
Name: Behringer Gerhardt
Title: Syndikus Abteilungsdirektorin

By: HSBC BANK PLC

By:	/s/ Mary Guo
Name: Mary Guo
Title: Authorized Director

By: SOCIÉTÉ GÉNÉRALE

By:	/s/ Andrew Menzies
Name: Andrew Menzies
Title: Managing Director

By: ANZ SECURITIES, INC.

By:	/s/ Charles Lachman
Name: Charles Lachman
Title: President

By: BANK OF MONTREAL, LONDON BRANCH

By:	/s/ Massimo Antonelli
Name: Massimo Antonelli
Title: DCM Origination & Syndication

By: DANSKE BANK A/S

By:	/s/ Kasper Resen Steenstrup
Name: Kasper Resen Steenstrup
Title: Senior Legal Counsel

By: GOLDMAN SACHS & CO. LLC

By:	/s/ Adam Greene
Name: Adam Greene
Title: Managing Director

By: ING BANK N.V., BELGIAN BRANCH

By:	/s/ Francois Opfergelt
Name: Francois Opfergelt
Title: Managing Director, DCM Origination

By: LOOP CAPITAL MARKETS LLC

By:	/s/ Sidney Dillard
Name: Sidney Dillard
Title: Partner

By: MIZUHO INTERNATIONAL PLC

By:	/s/ Guy Reid
Name: Guy Reid
Title: Managing Director

By: U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Craig Anderson
Name: Craig Anderson
Title: Managing Director

By: WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

SCHEDULE A

Underwriters	Principal Amount of 2024 Notes	Principal Amount of 2027 Notes	Principal Amount of 2031 Notes
Citigroup Global Markets Limited	€120,000,000	€100,000,000	€100,000,000
J.P. Morgan Securities plc	120,000,000	100,000,000	100,000,000
Barclays Bank PLC	60,000,000	50,000,000	50,000,000
Commerzbank Aktiengesellschaft	60,000,000	50,000,000	50,000,000
HSBC Bank plc	60,000,000	50,000,000	50,000,000
Société Générale	60,000,000	50,000,000	50,000,000
Danske Bank A/S	18,000,000	15,000,000	15,000,000
Goldman Sachs & Co. LLC	18,000,000	15,000,000	15,000,000
ING Bank N.V., Belgian Branch	18,000,000	15,000,000	15,000,000
Mizuho International plc	18,000,000	15,000,000	15,000,000
Wells Fargo Securities, LLC	18,000,000	15,000,000	15,000,000
ANZ Securities, Inc.	7,500,000	6,250,000	6,250,000
Bank of Montreal, London Branch	7,500,000	6,250,000	6,250,000
Loop Capital Markets LLC	7,500,000	6,250,000	6,250,000
U.S. Bancorp Investments, Inc.	7,500,000	6,250,000	6,250,000

Total	€600,000,000	€500,000,000	€500,000,000

Sch. A - 1

ANNEX I

Issuer Free Writing Prospectuses

Final Term Sheet dated May 29, 2019

Annex I - 1

ANNEX II

Company Additional Written Communications

Company presentation on NetRoadshow dated May 28, 2019

Annex II - 1

EXHIBIT A-1

Form of Opinion of Drinker, Biddle & Reath LLP

Exhibit A-1 - 1

EXHIBIT A-2

Form of Opinion of Issuer’s In-House Counsel

Exhibit A-2 - 1

EXHIBIT B

ILLINOIS TOOL WORKS INC.

Pricing Term Sheet

May 29, 2019

Issuer:	Illinois Tool Works Inc.
Format:	SEC Registered
Ranking:	Senior Unsecured Notes
Size:	€600,000,000	€500,000,000	€500,000,000
Price to Public:	99.662%	99.343%	98.982%
Maturity Date:	December 5, 2024	December 5, 2027	June 5, 2031
Interest Rate:	0.250%	0.625%	1.000%
Yield to Maturity:	0.312%	0.705%	1.091%
Spread to Benchmark Security:	+86.3 basis points	+103.1 basis points	+126.5 basis points
Benchmark Security:	DBR 1% due August 2024	DBR 0.5% due August 2027	DBR 0.25% due February 2029
Benchmark Security Price:	108.220	106.882	104.160
Spread to Mid-Swap:	+35 basis points	+48 basis points	+58 basis points
Mid-Swap Yield:	-0.038%	0.225%	0.511%
Net Proceeds to Issuer (after underwriting discount but before expenses):	€596,172,000	€494,715,000	€492,660,000
Use of Proceeds:	Repay short-term indebtedness under commercial paper program and general corporate purposes.
Interest Payment Date:	December 5 of each year, commencing December 5, 2019	December 5 of each year, commencing December 5, 2019	June 5 of each year, commencing June 5, 2020
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Redemption Provisions:

Prior to September 5, 2024, at any time at a discount rate of Comparable Government Bond plus 15 basis points.

On or after September 5, 2024, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Prior to September 5, 2027, at any time at a discount rate of Comparable Government Bond plus 20 basis points.

On or after September 5, 2027, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Prior to March 5, 2031, at any time at a discount rate of Comparable Government Bond plus 20 basis points.

On or after March 5, 2031, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Trade Date:	May 29, 2019

B-1

Expected Ratings*:	[intentionally omitted]
Expected Listing:	NYSE
Settlement Date:	June 5, 2019 (T+5)
Denominations:	€100,000 x €1,000
ISIN; Common Code:	XS1843435253; 184343525	XS1843435170; 184343517	XS1843434793; 184343479
CUSIP:	452308AY5	452308AZ2	452308BA6
Governing Law:	Illinois
Joint Book-Running Managers:	Citigroup Global Markets Limited J.P. Morgan Securities plc Barclays Bank PLC Commerzbank Aktiengesellschaft HSBC Bank plc Société Générale
Co-Managers:

Danske Bank A/S

Goldman Sachs & Co. LLC

ING Bank N.V., Belgian Branch

Mizuho International plc

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Bank of Montreal, London Branch

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “Commission”) for the offering to which this pricing term sheet relates. This offering will be made only by means of a prospectus and preliminary prospectus supplement. The information in this pricing term sheet supersedes the information contained in the prospectus and preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the prospectus and preliminary prospectus supplement.

Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement may be obtained by contacting Citigroup Global Markets Limited by telephone toll-free at +1-800-831-9146 or J.P. Morgan Securities plc by telephone collect at +44-207-134-2468.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

B-2